Exhibit 4.8
Execution Version

THIS CAPITAL CONTRIBUTION AGREEMENT, dated as of August 13, 2025 (this “Agreement”), is executed by and among Exeter Finance LLC, a Delaware limited liability company (“Exeter Finance”), EFCAR, LLC, a Delaware limited liability company (“EFCAR”), Exeter Automobile Receivables Trust 2022-2, a Delaware statutory trust (the “EART 2022-2 Trust” and, also, a “Trust”), Exeter Automobile Receivables Trust 2022-3, a Delaware statutory trust (the “EART 2022-3 Trust” and, also, a “Trust”), Exeter Automobile Receivables Trust 2022-4, a Delaware statutory trust (the “EART 2022-4 Trust” and, also, a “Trust”), and Exeter Automobile Receivables Trust 2022-5, a Delaware statutory trust (the “EART 2022-5 Trust” and, also, a “Trust”)
W I T N E S S E T H :
WHEREAS, EFCAR is the sole owner of the equity interests in each of the Trusts, and Exeter Finance is the sole owner of the limited liability company interests in EFCAR;
WHEREAS, the Amended and Restated Trust Agreement and the related Indenture for each Trust provide that any certificateholder of such Trust may make capital contributions to such Trust from time to time and in the sole discretion of such certificateholder; and
WHEREAS, Exeter Finance desires to make one or more capital contributions to EFCAR, and EFCAR desires to make one or more capital contributions to one or more of the Trusts, in each case in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is acknowledged, each of the parties to this Agreement, intending to be legally bound, hereby agrees as follows:
SECTION 1.1  Capital Contributions.
(a)            Subject to the terms and conditions of this Agreement, Exeter Finance may (but shall have no obligation to), on or about the date hereof, make a capital contribution to EFCAR in an amount equal to $56,000,000, in exchange for an increase in the value of Exeter Finance’s equity interest in EFCAR.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the related Indenture or Sale and Servicing Agreement to which the applicable Trust is a party.
(b)            Simultaneously with the making of the capital contribution by Exeter Finance to EFCAR pursuant to Section 1.1(a), EFCAR shall make capital contributions (i) to the EART 2022-2 Trust, in an amount equal to $6,000,000, (ii) to the EART 2022-3 Trust, in an amount equal to $30,000,000, (iii) to the EART 2022-4 Trust, in an amount equal to $4,000,000, and (v) to the EART 2022-5 Trust, in an amount equal to $16,000,000, in each case in exchange for an increase in the value of EFCAR’s equity interest in the related Trust.
(c)            The amount of each capital contribution made by EFCAR to a Trust shall be deposited by EFCAR into the Reserve Account for such Trust.

(d)            The execution and delivery of this Agreement shall constitute an acknowledgment by the parties hereto that they each intend that the assignments and transfers herein contemplated constitute a sale and assignment outright, and not for security, of each capital contribution made pursuant to the terms of this Agreement, conveying good title thereto free and clear of any liens.
SECTION 1.2  Representations and Warranties.  Each of Exeter Finance and EFCAR makes the following representations and warranties as of the date hereof and, if later, as of the date on which the capital contributions described in Sections 1.1(a) and (b) are made. Such representations are made as of the execution and delivery of this Agreement, but shall survive the pledge of such capital contributions by the related Trust to the related indenture trustee under the related Indenture.
(a)            Organization and Good Standing.  It has been duly organized and is validly existing and in good standing as a Delaware limited liability company under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.
(b)            Due Qualification.  It is duly qualified to do business, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification.
(c)            Power and Authority.  It has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by it by all necessary corporate action.
(d)            No Consent Required.  It is not required to obtain the consent of any other Person, or any consent, license, approval or authorization or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery or performance of this Agreement, except for such as have been obtained, effected or made.
(e)            Valid Sale; Binding Obligations.  This Agreement has been duly executed and delivered, shall effect a valid sale, transfer and assignment of each capital contribution made by it pursuant to the terms of this Agreement, enforceable against it and creditors of and purchasers from it; and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(f)            No Violation.  The consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under, its limited liability company agreement, or any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties.
(g)            No Proceedings.  There are no proceedings or investigations pending or, to its knowledge, threatened against it, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over it or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that might materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement or (iv) seeking to affect adversely the federal income tax or other federal, state or local tax attributes of, or seeking to impose any excise, franchise, transfer or similar tax upon, the transfer and acquisition of any capital contribution made pursuant to the terms of this Agreement or the pledge thereof to the related indenture trustee under the related Indenture.
(h)            Solvency.  It is not insolvent, nor will it be made insolvent by any capital contribution made pursuant to the terms of this Agreement, nor does it anticipate any pending insolvency.  It reasonably believes that each Trust receiving a capital contribution pursuant to the terms of this Agreement is solvent.
In the event of any breach of a representation and warranty made by EFCAR hereunder, each Trust covenants and agrees that it will not take any action to pursue any remedy that it may have hereunder, in law, in equity or otherwise, until a year and a day have passed since the date on which all notes, certificates, pass-through certificates or other similar securities issued by EFCAR, or by a trust or similar vehicle formed by EFCAR (other than such Trust), have been paid in full.  The parties hereto agree that damages will not be an adequate remedy for any such breach.  Each of Exeter Finance and EFCAR shall be liable in accordance herewith only to the extent of the obligations in this Agreement specifically undertaken by Exeter Finance and EFCAR, respectively, and the representations and warranties of Exeter Finance and EFCAR, respectively.
SECTION 1.3  Amendment.  This Agreement may be amended by Exeter Finance and EFCAR, with the consent of the Trusts.  Any Amendment which impacts the rights, duties, obligations or protections of Wilmington Trust Company, in its individual capacity or as the related Owner Trustee, or Citibank, N.A., in its individual capacity or as the related Indenture Trustee, Note Paying Agent or Backup Servicer under the related Indentures or Sale and Servicing Agreements, shall require such party’s written consent, to be supplied in its sole discretion.
SECTION 1.4  Merger and Integration.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
SECTION 1.5  Severability of Provisions.  If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
SECTION 1.6  Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way to this Agreement shall be governed by, the law of the State of New York, without giving effect to its conflict of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). The parties hereto agree to the non-exclusive jurisdiction of any federal courts located within the state of New York.
SECTION 1.7  Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
SECTION 1.8  Counterparts.  For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.  Each of the parties hereto further agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
SECTION 1.9  Subsequent Conveyance of Capital Contributions.  Each of Exeter Finance and EFCAR acknowledges that each Trust intends, pursuant to the related Indenture, to pledge the amount of each capital contribution made pursuant to the terms of this Agreement, together with its rights under this Agreement, to the related indenture trustee, for the benefit of the related noteholders and certificateholders, at the time such capital contribution is made to such Trust.  Each of Exeter Finance and EFCAR acknowledges and consents to each such pledge and waives any further notice thereof, and covenants and agrees that the rights of each Trust hereunder are intended to benefit the related noteholders and the certificateholders.
SECTION 1.10  Nonpetition Covenant.  Neither EFCAR nor any Trust shall petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining a case against any such other party under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such other party or any substantial part of their respective property, or ordering the winding up or liquidation of the affairs of such other party.
SECTION 1.11  Limitation of Liability of Trustees.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as owner trustee of each Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, covenants, undertakings and agreements herein made on the part of such Trust is made and intended not as personal representations, covenants, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only such Trust, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (d) Wilmington Trust Company has made no investigation as to the accuracy or completeness of any representations or warranties made by such Trust in this Agreement and (e) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of such Trust or be liable for the breach or failure of any obligation, duty (including fiduciary duty, if any), representation, warranty or covenant made or undertaken by such Trust under this Agreement or any other related documents.
The Indenture Trustee has the same rights, protections and immunities hereunder as it has under the related Indentures as if such rights, protections and immunities were expressly set forth herein mutatis mutandis, which shall survive the satisfaction and discharge of the related Indentures and this Agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.
EXETER FINANCE LLC
By:  /s/ Jeff Briggs
Name:   Jeff Briggs
Title:     Executive Vice President and Assistant Treasurer
EFCAR, LLC
By:  /s/ Jeff Briggs
Name:  Jeff Briggs
Title:    Assistant Vice President

EXETER AUTOMOBILE RECEIVABLES TRUST 2022-2, as a Trust
By:  WILMINGTON TRUST COMPANY, not in its individual capacity but solely as owner trustee of such Trust
By:  /s/ Jacob Stapleford
Name:  Jacob Stapleford
Title:    Assistant Vice President
EXETER AUTOMOBILE RECEIVABLES TRUST 2022-3, as a Trust
By:  WILMINGTON TRUST COMPANY, not in its individual capacity but solely as owner trustee of such Trust
By:  /s/ Jacob Stapleford
Name:  Jacob Stapleford
Title:    Assistant Vice President
EXETER AUTOMOBILE RECEIVABLES TRUST 2022-4, as a Trust
By:  WILMINGTON TRUST COMPANY, not in its individual capacity but solely as owner trustee of such Trust
By:  /s/ Jacob Stapleford
Name:  Jacob Stapleford
Title:    Assistant Vice President
EXETER AUTOMOBILE RECEIVABLES TRUST 2022-5, as a Trust
By:  WILMINGTON TRUST COMPANY, not in its individual capacity but solely as owner trustee of such Trust
By:  /s/ Jacob Stapleford
Name:  Jacob Stapleford
Title:    Assistant Vice President

ACKNOWLEDGED AND AGREED TO BY:
CITIBANK, N.A., not in its individual capacity but solely as Indenture Trustee for each of the Trusts
By:  /s/ Jennifer Morris
Name:  Jennifer Morris
Title:    Senior Trust Officer